Exhibit 99 - Code of Ethics for Principal Executives and Senior Financial
                  Officers.


                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVES
                          AND SENIOR FINANCIAL OFFICERS


     Winmill & Co. Incorporated (the "Company") has adopted this Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") pursuant to
Section 406 of the Sarbanes-Oxley Act of 2002 and the final rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     This Code provides principles to which the principal executive officer, senior financial officer, controller and other persons performing similar functions (collectively, "Officers") are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to employers, the public and other stakeholders.

         Company Officers shall seek to:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

o Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

o Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

o Respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of their work is not used for personal advantage.

o Share knowledge and maintain skills important and relevant to their constituents* needs.

o Pro-actively promote ethical behavior as a responsible partner among peers in their work environment.

o Achieve responsible use of and control over all assets and resources employed or entrusted to them.

o Report, on a timely basis, conduct that the Officer believes to be a violation of the Code to Company's Audit Committee or Board of Directors.